UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

(Rule 13e-100)

Amendment No. 3

Rule 13e-3 Transaction Statement under Section 13(e)

of the Securities Exchange Act of 1934

ENDESA AMÉRICAS S.A.

(Name of the Issuer)

ENERSIS AMÉRICAS S.A.

ENEL S.p.A.

ENEL IBEROAMÉRICA, S.R.L.

ENEL LATINOAMÉRICA, S.A.

ENDESA AMÉRICAS S.A.

(Name of Person(s) Filing Statement)

American Depositary Shares (ADS) each representing

30 shares of Common Stock, no par value

(Title of Class of Securities)

29261D 104

(CUSIP Number of Class of Securities)

Common Stock, no par value

(Title of Class of Securities)

N/A

(CUSIP Number of Class of Securities)

Javier Galán

Enersis Américas S.A.

Santa Rosa 76

Santiago, Chile

+(562) 2353-4510

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

With copies to:

J. Allen Miller, Esq.

Sey-Hyo Lee, Esq.

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, New York 10019

(212) 408-5100

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of filing fee(2)

U.S. $243,033,793	U.S. $24,474

(1)	Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated based upon the market value of Endesa Américas common stock, without par value (“Endesa Américas common stock”), held by shareholders of Endesa Américas resident in the United States and all American Depositary Shares (“ADSs”) of Endesa Américas, each representing 30 shares of Endesa Américas common stock (the securities to be acquired in the transaction), in accordance with Rule 0-11(b)(2) of the Securities Exchange Act of 1934, as amended, as follows: the product of (i) $13.48, the average of the high and low prices per Endesa Américas ADS as reported on the New York Stock Exchange on July 8, 2016, divided by 30 shares per ADS, and (ii) 540,876,394 shares of Endesa Américas common stock, the estimated maximum number of shares of Endesa Américas common stock held by shareholders of Endesa Américas resident in the United States and Endesa Américas common stock underlying all Endesa Américas ADSs.
(2)	The amount of the filing fee has been calculated in accordance with Rule 0-11(d) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001007 by the aggregate transaction valuation.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $48,427	Filing Party: Enersis Américas S.A.

Form or Registration No.: Registration Statement on Form F-4 (Registration No. 333-211405)	Date Filed: May 17, 2016

This statement is filed in connection with (check the appropriate box):

☐	a.	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934

☒	b.	The filing of a registration statement under the Securities Act of 1933.

☐	c.	A tender offer.

☐	d.	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:  ☐

Check the following box if the filing is a final amendment reporting the results of the transaction:  ☐

INTRODUCTION

This Amendment No. 3 to the Transaction Statement on Schedule 13E-3, together with the exhibits hereto (the “Transaction Statement”), is being filed with the Securities and Exchange Commission (“SEC”) by (a) Enersis Américas S.A. (“Enersis Américas”), a Chilean publicly held limited liability stock corporation, the issuer of the common stock that is subject to the Rule 13e-3 transaction, (b) Enel S.p.A., an Italian societá per azioni, (c) Enel Iberoamérica, S.R.L., a Spanish sociedad de responsibilidad limitada, (d) Enel Latinoamérica, S.A., a Spanish sociedad anónima, and (e) Endesa Américas S.A., a Chilean publicly held limited liability stock corporation, the subject company of the Rule 13E-3 transaction (“Endesa Américas”) (collectively, the “Filing Persons”).

This Transaction Statement relates to the merger of Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) into Enersis Américas, with Enersis Américas continuing as the surviving company under the name “Enel Américas S.A.” (the “merger”). In the merger, each of Endesa Américas and Chilectra Américas will merge into Enersis Américas, and Endesa Américas common shareholders are expected to receive 2.8 shares of Enersis Américas common stock for each Endesa Américas share they own (the “Endesa Américas merger exchange ratio”) and Chilectra Américas common shareholders are expected to receive 4.0 shares of Enersis Américas common stock for each Chilectra Américas share they own (the “Chilectra Américas merger exchange ratio”). Holders of Endesa Américas American Depositary Shares (“ADSs”) are expected to receive 1.68 Enersis Américas ADSs for each Endesa Américas ADS they own (the “Endesa Américas ADS merger exchange ratio”). Each Endesa Américas ADS represents 30 shares of Endesa Américas common stock and each Enersis Américas ADS represents 50 shares of Enersis Américas common stock.

Pursuant to General Instruction F to Schedule 13E-3, the information in the preliminary joint information statement/prospectus included in Amendment No. 4 to the Registration Statement on Form F-4 (the “joint information statement/prospectus”), including all annexes, exhibits and appendices thereto, is expressly incorporated by reference herein in its entirety, and responses to each item herein are qualified in their entirety by the information contained in the joint information statement/prospectus. The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the joint information statement/prospectus of the information required to be included in response to the items of Schedule 13E-3. As of the date hereof, the joint information statement/prospectus is in preliminary form and is subject to completion or amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the joint information statement/prospectus. All information contained in this Transaction Statement concerning any of the Filing Persons has been provided by such Filing Person and none of the Filing Persons, including Enersis Américas, takes responsibility for the accuracy of any information not supplied by such Filing Person.

Item 1.	Summary Term Sheet

The information set forth in the sections of the joint information statement/prospectus entitled “QUESTIONS AND ANSWERS ABOUT THE MERGER” and “SUMMARY” are incorporated herein by reference.

Item 2.	Subject Company Information

(a)	Name and Address. The name of the subject company is Endesa Américas S.A., a Chilean corporation (sociedad anónima). Its principal executive office is located at Santa Rosa 76, 15th floor, Santiago, Chile, and its telephone number is +562 2630-9000.

(b)	Securities. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“COMPARATIVE MARKET PRICE DATA”

•	“ANNEX A — Annual Report on Form 20-F of Endesa Américas S.A. for the year ended December 31, 2015 — Item 7. Major Shareholders and Related Party Transactions”

(c)	Trading Market and Price. Endesa Américas common stock is currently traded on the Santiago Stock Exchange and Endesa Américas ADSs are currently traded on the New York Stock Exchange. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SUMMARY — Comparative Per Share Market Price Information”

•	“COMPARATIVE MARKET PRICE DATA”

•	“ANNEX A — Annual Report on Form 20-F of Endesa Américas S.A. for the year ended December 31, 2015 — Item 9. The Offer and Listing”

(d)	Dividends. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SUMMARY — Comparative Historical and Pro Forma Per Share Information”

•	“HISTORICAL FINANCIAL STATEMENTS”

•	“INFORMATION ABOUT ENDESA AMÉRICAS — Dividends Paid by Endesa Américas”

•	“ANNEX A — Annual Report on Form 20-F of Endesa Américas S.A. for the year ended December 31, 2015 — Item 8. Financial Information”

(e)	Prior Public Offerings. None.

(f)	Prior Stock Purchases. The information set forth in the joint information statement/prospectus under the following caption is incorporated herein by reference:

•	“SUMMARY — The Reorganization”

•	“SPECIAL FACTORS — Background of the Merger”

Item 3.	Identity and Background of Filing Person

(a)–(c)	Name and Address. This Transaction Statement is filed by Enersis Américas S.A., Enel S.p.A., Enel Iberoamérica, S.R.L., Enel Latinoamérica, S.A. and Endesa Américas S.A. The information set forth in the joint information statement/prospectus under the following caption is incorporated herein by reference:

•	“SUMMARY — The Companies”

•	“THE MERGER — The Parties”

•	“INFORMATION ABOUT ENERSIS AMÉRICAS”

•	“MANAGEMENT OF ENERSIS AMÉRICAS”

•	“INFORMATION ABOUT ENDESA AMÉRICAS”

•	“SPECIAL FACTORS — Description of the Enel Filing Persons and Endesa Américas”

•	“SPECIAL FACTORS — Directors and Executive Officers of the Enel Filing Persons and Endesa Américas”

•	“ANNEX B — Directors and Executive Officers of the Enel Filing Persons and Endesa Américas S.A.”

Item 4.	Terms of the Transaction

(a)	Material Terms.

1)	Tender Offers. Not applicable.

2)	Mergers or Similar Transactions. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Reasons for the Merger”

•	“SPECIAL FACTORS — Tax Consequences”

•	“SPECIAL FACTORS — Material Effects of the Merger; Management and Operations after the Merger”

•	“THE MERGER — Conditions to the Merger”

•	“THE MERGER — Accounting Treatment by Enersis Américas”

•	“THE MERGER — No Merger Agreement; Statutory Merger”

•	“MATERIAL UNITED STATES TAX CONSEQUENCES”

•	“MATERIAL CHILEAN TAX CONSEQUENCES”

•	“COMPARISON OF RIGHTS OF HOLDERS OF ENDESA AMÉRICAS COMMON STOCK AND HOLDERS OF ENERSIS AMÉRICAS COMMON STOCK”

(c)	Different Terms. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“IMPORTANT NOTE REGARDING THE TENDER OFFERS”

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — The Merger”

•	“SUMMARY — Alternatives for Holders of Endesa Américas Shares and ADSs”

•	“SUMMARY — Interests of Certain Persons in the Merger That are Different from Your Interests”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Interests of Certain Persons”

•	“THE TENDER OFFERS”

(d)	Appraisal Rights. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENDESA AMÉRICAS — Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights”

•	“THE MERGER — Conditions to the Merger”

•	“THE MERGER — Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights”

(e)	Provisions for Unaffiliated Security Holders. None.

(f)	Eligibility for Listing or Trading. The information set forth in the joint information statement/prospectus under the following caption is incorporated herein by reference:

•	“SUMMARY — Listing of Enersis Américas Common Stock”

•	“SUMMARY — Regulatory Approvals”

•	“SPECIAL FACTORS — Material Effects of the Merger; Management and Operations after the Merger”

•	“THE MERGER — Regulatory Approvals”

Item 5.	Past Contracts, Transactions, Negotiations and Agreements

(a)	Transactions. The information set forth in the joint information statement/prospectus under the following caption is incorporated herein by reference:

•	“SPECIAL FACTORS — Related Party Transactions”

(b)	Significant Corporate Events. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — The Reorganization”

•	“SUMMARY — The Merger”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Reasons for the Merger”

•	“SPECIAL FACTORS — Material Effects of the Merger; Management and Operations after the Merger”

•	“THE MERGER — Conditions to the Merger”

•	“THE TENDER OFFERS”

•	“Annex A — Annual Report on Form 20-F of Endesa Américas S.A. for the year ended December 31, 2015 — Item 6. Directors, Senior Management and Employees — C. Board Practices”

(c)	Negotiations or Contacts. The information set forth in the joint information statement/prospectus under the following caption is incorporated herein by reference:

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Endesa Américas”

•	“SPECIAL FACTORS — Enersis Américas”

•	“THE MERGER — No Merger Agreement; Statutory Merger”

•	“THE TENDER OFFERS”

(e)	Agreements Involving the Subject Company’s Securities. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“IMPORTANT NOTE REGARDING THE TENDER OFFERS”

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — The Reorganization”

•	“SUMMARY — Alternatives for Holders of Endesa Américas Shares and ADSs”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Background of the Merger”

•	“THE MERGER — Conditions to the Merger”

•	“THE MERGER — No Merger Agreement; Statutory Merger”

•	“THE TENDER OFFERS”

Item 6.	Purposes of the Transaction and Plans or Proposals

(b)–(c)	Use of Securities Acquired; Plans. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“IMPORTANT NOTE REGARDING THE TENDER OFFERS”

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — The Reorganization”

•	“SUMMARY — The Merger”

•	“SUMMARY — Reasons for the Merger”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Reasons for the Merger”

•	“SPECIAL FACTORS — Plans for Enersis Américas Following the Merger”

•	“SPECIAL FACTORS — Material Effects of the Merger; Management and Operations after the Merger”

•	“THE TENDER OFFERS”

•	“MANAGEMENT OF ENERSIS AMÉRICAS”

•	“COMPARISON OF RIGHTS OF HOLDERS OF ENDESA AMÉRICAS COMMON STOCK AND HOLDERS OF ENERSIS AMÉRICAS COMMON STOCK”

Item 7.	Purposes, Alternatives, Reasons and Effects

(a)–(c)	Purposes; Alternatives; Reasons. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — The Merger”

•	“SUMMARY — The Reorganization”

•	“SUMMARY — Reasons for the Merger”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Reasons for the Merger”

•	“SPECIAL FACTORS — Endesa Américas”

•	“SPECIAL FACTORS — Enersis Américas”

(d)	Effects. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — Material U.S. Federal Income Tax Consequences of the Merger”

•	“SPECIAL FACTORS — Plans for Enersis Américas Following the Merger”

•	“SPECIAL FACTORS — Tax Consequences”

•	“SPECIAL FACTORS — Reasons for the Merger”

•	“SPECIAL FACTORS — Material Effects of the Merger; Management and Operations after the Merger”

•	“SPECIAL FACTORS — Endesa Américas”

•	“SPECIAL FACTORS — Enersis Américas”

•	“MATERIAL UNITED STATES TAX CONSEQUENCES”

•	“MATERIAL CHILEAN TAX CONSEQUENCES”

•	“COMPARISON OF RIGHTS OF HOLDERS OF ENDESA AMÉRICAS COMMON STOCK AND HOLDERS OF ENERSIS AMÉRICAS COMMON STOCK”

•	“MANAGEMENT OF ENERSIS AMÉRICAS”

Item 8.	Fairness of the Transaction

(a)–(b)	Fairness; Factors Considered in Determining Fairness. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — Fairness of the Merger, the Tender Offers and the Statutory Merger Dissenters’ Withdrawal Rights”

•	“SUMMARY — Board Evaluation of the Merger”

•	“SUMMARY — Evaluation of the Tender Offers”

•	“SUMMARY — Evaluation of Statutory Merger Dissenters’ Withdrawal Rights”

•	“SUMMARY — The Merger”

•	“SUMMARY — Reasons for the Merger”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Reasons for the Merger”

•	“SPECIAL FACTORS — Endesa Américas — Position of Endesa Américas as to the Fairness of the Merger”

•	“SPECIAL FACTORS — Enersis Américas — Position of the Enel Filing Persons as to the Fairness of the Merger”

•	“SPECIAL FACTORS — Endesa Américas — Position of Endesa Américas as to the Fairness of the Tender Offers; Recommendation”

•	“SPECIAL FACTORS — Enersis Américas — Position of the Enel Filing Persons as to the Fairness of the Tender Offers”

•	“SPECIAL FACTORS — Endesa Américas — Position of Endesa Américas as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights”

•	“SPECIAL FACTORS — Enersis Américas — Position of the Enel Filing Persons as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights”

(c)	Approval of Security Holders. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SUMMARY — Record Date; Vote Required”

•	“SPECIAL FACTORS — Endesa Américas”

•	“SPECIAL FACTORS — Enersis Américas”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENERSIS AMÉRICAS — Votes Required and Voting by Power of Attorney or ADS Proxies”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENDESA AMÉRICAS — Votes Required and Voting by Power of Attorney or ADS Proxies”

(d)–(e)	Unaffiliated Representative; Approval of Directors. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — Board Evaluation of the Merger”

•	“SUMMARY — Interests of Certain Persons in the Merger That are Different from Your Interests”

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Interests of Certain Persons”

•	“SPECIAL FACTORS — Endesa Américas — Position of Endesa Américas as to the Fairness of the Merger”

(f)	Other Offers. None.

Item 9.	Reports, Opinions, Appraisals and Negotiations

(a)–(b)	Report, Opinion or Appraisal; Preparer and Summary of the Report, Opinion, or Appraisal. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Endesa Américas”

•	“SPECIAL FACTORS — Enersis Américas”

•	“Annex C — Fairness Opinion of Deutsche Bank Securities Inc., Financial Advisor to Endesa Américas”

•	“Annex D — Report of Colin Becker, Independent Appraiser of Endesa Américas”

•	“Annex E — Opinion of Banco Santander Chile S.A., Independent Valuator of Endesa Américas”

•	“Annex F — Report of Asesorías Tyndall Limitada, Additional Independent Valuator of Endesa Américas”

•	“Annex G — Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Enersis Américas”

•	“Annex H — Report of Pablo D’Agliano, Independent Appraiser of Enersis Américas”

•	“Annex I — Opinion of Banco Itaú Argentina, Independent Valuator of Enersis Américas”

•	“Annex J — Opinion of Credicorp Capital Asesorías Financieras S.A., Additional Independent Valuator of Enersis Américas”

•	Presentation materials dated August 5, 2016, July 27, 2016 and June 29, 2016, each prepared by Deutsche Bank Securities Inc., are attached hereto as Exhibits (c)(1)(B) through (c)(1)(D), respectively, and are incorporated by reference herein.

•	Annexes dated August 5, 2016 and presentation materials dated July 27, 2016, June 29, 2016, October 30, 2015 and October 30, 2015, each prepared by Colin Becker, are attached hereto as Exhibits (c)(2)(B) through (c)(2)(F), respectively, and are incorporated by reference herein.

•	Presentation materials dated July 27, 2016 and June 29, 2016, each prepared by Banco Santander Chile S.A., are attached hereto as Exhibits (c)(3)(B) and (c)(3)(C), respectively, and are incorporated by reference herein.

•	Presentation materials dated July 27, 2016, June 29, 2016, November 4, 2015 and October 8, 2015, each prepared by Asesorías Tyndall Limitada, are attached hereto as Exhibits (c)(4)(B) through (c)(4)(E), respectively, and are incorporated by reference herein.

•	Presentation materials dated August 5, 2016 and July 27, 2016, each prepared by Merrill Lynch, Pierce, Fenner & Smith Incorporated, are attached hereto as Exhibits (c)(5)(B) and (c)(5)(D), respectively, and are incorporated by reference herein.

•	Annexes dated August 5, 2016 and presentation on materials dated July 27, 2016 and June 2016 (delivered on June 28, 2016), each prepared by Pablo D’Agliano, are attached hereto as Exhibits (c)(6)(B) through (c)(6)(D), respectively, and are incorporated by reference herein.

•	Presentation materials dated July 2016 (delivered on July 27, 2016) and July 2016 (delivered on June 28, 2016), each prepared by Banco Itaú Argentina, are attached hereto as Exhibits (c)(7)(B) and (c)(7)(C), respectively, and are incorporated by reference herein.

•	Presentation materials dated July 27, 2016, June 28, 2016, November 2, 2015, October 27, 2015, October 23, 2015, October 13, 2015 and September 8, 2015, each prepared by Credicorp Capital Asesorías Financieras S.A., are attached hereto as Exhibits (c)(8)(B) through (c)(8)(I), respectively, and are incorporated by reference herein.

•	Report and presentation materials/annexes dated October 30, 2015, each prepared by Rafael Malla Osorio and Deloitte Advisory Limitada, are attached hereto as Exhibits (c)(10)(A) and (c)(10)(B).

(c)	Availability of Documents. The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of Endesa Américas during its regular business hours by any interested equity security holder of Endesa Américas or representative who has been designated in writing.

Item 10.	Source and Amounts of Funds or Other Consideration

(a)–(b)	Sources of Funds; Conditions. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — Alternatives for Holders of Endesa Américas Shares and ADSs”

•	“SUMMARY — Exchange of Shares; Treatment of Fractional Shares”

•	“SPECIAL FACTORS — General Information Concerning the Merger”

•	“SPECIAL FACTORS — Source and Amounts of Funds or Other Consideration”

•	“THE MERGER — Exchange of Stock Certificates by Endesa Américas Shareholders”

•	“THE MERGER — Exchange of ADSs by Endesa Américas ADS Holders”

•	“THE TENDER OFFERS”

(c)	Expenses. The information set forth in the joint information statement/prospectus under the following caption is incorporated herein by reference:

•	“SPECIAL FACTORS — Source and Amounts of Funds or Other Consideration”

•	“SPECIAL FACTORS — Fees and Expenses”

(d)	Borrowed Funds. The information set forth in the joint information statement/prospectus under the following caption is incorporated herein by reference:

•	“SPECIAL FACTORS — Source and Amounts of Funds or Other Consideration”

Item 11.	Interest in Securities

(a)–(b)	Securities Ownership; Securities Transactions. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SUMMARY — Security Ownership by Management of Enersis Américas and Endesa Américas”

•	“SPECIAL FACTORS — Directors and Executive Officers of the Enel Filing Persons and Endesa Américas”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENDESA AMÉRICAS — Security Ownership by Endesa Américas and Enersis Américas Management”

•	“INFORMATION ABOUT ENDESA AMÉRICAS — Principal Shareholder”

Item 12.	The Solicitation or Recommendation

(d)	Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“QUESTIONS AND ANSWERS ABOUT THE MERGER”

•	“SUMMARY — Record Date; Vote Required”

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Directors and Executive Officers of the Enel Filing Persons and Endesa Américas”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENERSIS AMÉRICAS — Votes Required and Voting by Power of Attorney or ADS Proxies — Votes Required”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENERSIS AMÉRICAS — Principal Shareholder”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENDESA AMÉRICAS — Votes Required and Voting by Power of Attorney or ADS Proxies — Votes Required”

•	“THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENDESA AMÉRICAS — Principal Shareholder”

•	“THE MERGER — Conditions to the Merger”

(e)	Recommendations of Others. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Endesa Américas”

•	“SPECIAL FACTORS — Enersis Américas”

Item 13.	Financial Statements

(a)	Financial Information. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SUMMARY — Summary Historical Financial Information”

•	“ENDESA AMÉRICAS SELECTED FINANCIAL DATA”

•	“OPERATING AND FINANCIAL REVIEW AND PROSPECTS”

•	“HISTORICAL FINANCIAL STATEMENTS”

•	“CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES”

•	“ANNEX A — Annual Report on Form 20-F of Endesa Américas S.A. for the year ended December 31, 2015 — Item 18. Financial Statements”

(b)	Pro Forma Information. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SUMMARY — Summary Pro Forma Consolidated Financial Information”

•	“SUMMARY — Comparative Historical and Pro Forma Per Share Information”

•	“UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION”

•	“CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES”

Item 14.	Persons/Assets, Retained, Employed, Compensated or Used

(a)–(b)	Solicitations or Recommendations; Employees and Corporate Assets. The information set forth in the joint information statement/prospectus under the following captions is incorporated herein by reference:

•	“SPECIAL FACTORS — Background of the Merger”

•	“SPECIAL FACTORS — Endesa Américas — Position of Endesa Américas as to the Fairness of the Merger”

•	“SPECIAL FACTORS — Endesa Américas — Summary of Endesa Américas Directors’ Committee Report “

•	“SPECIAL FACTORS — Endesa Américas — Summary of Endesa Américas Directors’ Statements”

•	“SPECIAL FACTORS — Interests of Certain Persons”

•	“SPECIAL FACTORS — Fees and Expenses”

•	“ANNEX A — Annual Report on Form 20-F of Endesa Américas S.A. for the year ended December 31, 2015 — Item 6. Directors, Senior Management and Employees”

Item 15.	Additional Information

(b)	None.

(c)	Other Material Information. The information set forth in the joint information statement/prospectus, including all appendices thereto, is incorporated in its entirety herein by this reference.

Item 16.	Exhibits

Exhibit No.	Description

(a)(1)	The preliminary joint information statement/prospectus of Enersis Américas (incorporated by reference from the Registration Statement on Form F-4, as amended, filed by Enersis Américas (Registration No. 333-211405)) (the “joint information statement/prospectus”)

(a)(2)	Enersis Américas’ Notice of Extraordinary Shareholders’ Meeting (incorporated by reference to the joint information statement/prospectus)

(a)(3)	Endesa Américas’ Notice of Extraordinary Shareholders’ Meeting (incorporated by reference to the joint information statement/prospectus)

(b)(1)*	Line of Credit Agreement, dated March 1, 2016, by and between Banco Del Estado de Chile and Enersis Américas

(b)(2)*	Line of Credit Agreement, dated March 1, 2016, by and between Scotiabank Chile and Enersis Américas

(b)(3)*	Line of Credit Agreement, dated March 1, 2016, by and between Banco de Chile and Enersis Américas

(b)(4)*	Senior Unsecured Term Loan Agreement, dated August 10, 2016, among Enersis Américas and the Lenders party thereto

(b)(5)*	Amendment to Senior Unsecured Term Loan Agreement, dated August 26, 2016, among Enersis Américas and the Lenders party thereto

(c)(1)(A)	Fairness Opinion of Deutsche Bank Securities Inc., dated August 5, 2016 (incorporated by reference to Annex C to the joint information statement/prospectus)

(c)(1)(B)*	Presentation materials of Deutsche Bank Securities Inc., dated August 5, 2016

(c)(1)(C)*	Presentation materials of Deutsche Bank Securities Inc., dated July 27, 2016

(c)(1)(D)*	Presentation materials of Deutsche Bank Securities Inc., dated June 29, 2016

(c)(2)(A)	Report of Colin Becker, dated August 5, 2016 (incorporated by reference to Annex D to the joint information statement/prospectus)

(c)(2)(B)*	Presentation materials/annexes to the report of Colin Becker, dated August 5, 2016

(c)(2)(C)*	Presentation materials of Colin Becker, dated July 27, 2016

(c)(2)(D)*	Presentation materials of Colin Becker, dated June 29, 2016

(c)(2)(E)*	Presentation materials of Colin Becker regarding company valuations, dated October 30, 2015

(c)(2)(F)*	Presentation materials of Colin Becker regarding merger exchange ratios, dated October 30, 2015

(c)(3)(A)	Opinion of Banco Santander Chile S.A., dated August 5, 2016 (incorporated by reference to Annex E to the joint information statement/prospectus)

(c)(3)(B)*	Presentation materials of Banco Santander Chile S.A., dated July 27, 2016

(c)(3)(C)*	Presentation materials of Banco Santander Chile S.A., dated June 29, 2016

(c)(4)(A)	Report of Asesorías Tyndall SpA (formerly known as Asesorias Tyndall Limitada), dated August 5, 2016 (incorporated by reference to Annex F to the joint information statement/prospectus)

(c)(4)(B)*	Presentation materials of Asesorías Tyndall Limitada, dated July 27, 2016

(c)(4)(C)*	Presentation materials of Asesorías Tyndall Limitada, dated June 29, 2016

(c)(4)(D)*	Presentation materials of Asesorías Tyndall Limitada, dated November 4, 2015

(c)(4)(E)*	Presentation materials of Asesorías Tyndall Limitada, dated October 8, 2015

(c)(5)(A)	Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated August 5, 2016 (incorporated by reference to Annex G to the joint information statement/prospectus)

(c)(5)(B)*	Presentation materials of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated August 5, 2016

(c)(5)(C)*	Presentation materials of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated July 27, 2016

(c)(6)(A)	Report of Pablo D’Agliano, dated August 5, 2016 (incorporated by reference to Annex H to the joint information statement/prospectus)

(c)(6)(B)	Presentation materials/annexes to the report of Pablo D’Agliano, dated August 5, 2016 (incorporated by reference to Annex H to the joint information statement/prospectus)

(c)(6)(C)*	Presentation materials of Pablo D’Agliano, dated July 27, 2016

(c)(6)(D)*	Presentation materials of Pablo D’Agliano, dated June 2016 (delivered on June 28, 2016)

(c)(7)(A)	Opinion of Banco Itaú Argentina, dated August 2016 (delivered on August 5, 2016) (incorporated by reference to Annex I to the joint information statement/prospectus)

(c)(7)(B)*	Presentation materials of Banco Itaú Argentina, dated July 2016 and delivered on July 27, 2016

(c)(7)(C)*	Presentation materials of Banco Itaú Argentina, dated July 2016 and delivered on June 28, 2016

(c)(8)(A)	Opinion of Credicorp Capital Asesorías Financieras S.A., dated August 5, 2016 (incorporated by reference to Annex J to the joint information statement/prospectus)

(c)(8)(B)*	Presentation materials of Credicorp Capital Asesorías Financieras S.A., dated July 27, 2016

(c)(8)(C)*	Presentation materials of Credicorp Capital Asesorías Financieras S.A., dated June 28, 2016

(c)(8)(D)*	Presentation materials of Credicorp Capital Asesorías Financieras S.A., dated November 2, 2015

(c)(8)(E)*	Presentation materials of Credicorp Capital Asesorías Financieras S.A., dated October 27, 2015

(c)(8)(F)*	Presentation materials of Credicorp Capital Asesorías Financieras S.A., dated October 23, 2015

(c)(8)(G)*	Presentation materials of Credicorp Capital Asesorías Financieras S.A., dated October 13, 2015

(c)(8)(H)*	Presentation materials of Credicorp Capital Asesorías Financieras S.A., dated September 8, 2015

(c)(9)(A)*	Opinion of Chiomenti Studio Legale, dated December 2, 2015

(c)(10)(A)	Report and presentation materials/annexes of Rafael Malla Osorio and Deloitte Advisory Limitada, dated October 30, 2015

(c)(10)(B)	Presentation materials of Rafael Malla Osorio and Deloitte Advisory Limitada, dated October 30, 2015

(d)	The Tender Offers are described under “THE TENDER OFFERS” in the joint information statement/prospectus and incorporated herein by reference

(f)	Statutory merger dissenters’ withdrawal rights are described under “THE MERGER — Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights” in the joint information statement/prospectus and are incorporated herein by reference

*	Previously filed with the Schedule 13E-3

SIGNATURES

After due inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: September 2, 2016

Enersis Américas S.A.

By:	/s/ Luca D’Agnese
Name:	Luca D’Agnese
Title:	Chief Executive Officer

Enel S.p.A.

By:	/s/ Alberto De Paoli
Name:	Alberto De Paoli
Title:	Chief Financial Officer

Enel Iberoamérica, S.R.L.

By:	/s/ Paolo Bondi
Name:	Paolo Bondi
Title:	Chief Financial Officer

Enel Latinoamérica, S.A.

By:	/s/ Paolo Bondi
Name:	Paolo Bondi
Title:	Director

Endesa Américas S.A.

By:	/s/ Raúl Arteaga E.
Name:	Raúl Arteaga E.
Title:	Chief Financial Officer